EXHIBIT 23.1




                           CHANG G. PARK, CPA, PH. D.
     * 2667 CAMINO DEL RIO SOUTH PLAZA * SAN DIEGO * CALIFORNIA 92108-3707 * TELEPHONE (858) 722-5953 * FAX (858) 761-0341 * FAX (858) 433-2979
                         * E-MAIL changgpark@gmail.com *
________________________________________________________________________________




November 14, 2008





TO WHOM IT MAY CONCERN:


The firm of Chang G. Park, CPA consents to the inclusion of our report of August 20, 2008 on the audited financial statements of Lifestyle Choice Meals, Inc. as of June 30, 2008 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.











Very truly yours,





/s/ CHANG G. PARK
______________________
    Chang G. Park, CPA



        MEMBER OF THE CALIFORNIA SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
          REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD